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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of OptiCare Health Systems, Inc. on Form S-8 of our report dated April 22, 2003 relating to the financial statements of Wise Optical Vision Group, Inc., included in the Current Report on Form 8-K/A Amendment No. 1 of OptiCare Health Systems, Inc. dated April 23, 2003, and to the use of our report dated April 22, 2003, incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Stamford, Connecticut
April 24, 2003